UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _)

Apartment Investment & Management Company
---------------------------------------
NAME OF ISSUER:

Common Stock (Par Value $.01)
---------------------------------------
TITLE OF CLASS OF SECURITIES

03748R101
-------------------------------------
CUSIP NUMBER

December 31, 2009
---------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

1.	NAME OF REPORTING PERSONS

Deutsche Bank AG*

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,839,328
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 8,839,328
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,839,328

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.56%

12.	TYPE OF REPORTING PERSON

FI

* In accordance with Securities Exchange Act Release No. 39538 (January 12, 1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1.	NAME OF REPORTING PERSONS

Deutsche Asset Management Australia Ltd

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 244,400
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 244,400
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

244,400

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.21%

12.	TYPE OF REPORTING PERSON

IA, CO

1.	NAME OF REPORTING PERSONS

Deutsche Bank Trust Company Americas

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,341
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 2,341
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,341

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12.	TYPE OF REPORTING PERSON

BK, CO

1.	NAME OF REPORTING PERSONS

Deutsche Asset Management Investmentgesellshaft

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 3,400
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 3,400
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,400

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12.	TYPE OF REPORTING PERSON

IA, CO

1.	NAME OF REPORTING PERSONS

Deutsche Asset Management International GmbH

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 2,080
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,080

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12.	TYPE OF REPORTING PERSON

IA, CO

1.	NAME OF REPORTING PERSONS

Deutsche Investment Management Americas

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 328,217
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 334,771
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

334,771

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.29%

12.	TYPE OF REPORTING PERSON

IA, CO

1.	NAME OF REPORTING PERSONS

DWS Investments S.A., Luxembourg

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 22,800
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 22,800
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.02%

12.	TYPE OF REPORTING PERSON

IA, CO

1.	NAME OF REPORTING PERSONS

RREEF America, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Federal Republic of Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,238,170
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 8,238,170
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,238,170

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.04%

12.	TYPE OF REPORTING PERSON

IA, CO

Item 1(a).	Name of Issuer:

Apartment Investment & Management Company (the "Issuer")

Item 1(b).	Address of Issuer's Principal Executive Offices:

4528 South Ulster Street Pkwy
Suite 1100
Denver, CO 80237
United States

Item 2(a).	Name of Person Filing:

This statement is filed on behalf of Deutsche Bank AG ("Reporting Person").

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Theodor-Heuss-Allee 70
60468 Frankfurt am Main
Federal Republic of Germany

Item 2(c).	Citizenship:

The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).	Title of Class of Securities:

The title of the securities is common stock, $.01 par value ("Common Stock").

Item 2(e).	CUSIP Number:

The CUSIP number of the Common Stock is set forth on the cover page.

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act;

(b)	[X]	Bank as defined in section 3(a)(6) of the Act;

Deutsche Bank Trust Company Americas

(c)	[ ]	Insurance Company as defined in section 3(a)(19) of the Act;

(d)	[ ]	Investment Company registered under section 8 of the Investment Company Act of 1940;

(e)	[X]	An investment adviser in accordance with Rule 13d-1(b) (1)(ii)(E);

Deutsche Asset Management Australia Ltd

Deutsche Asset Management Investmentgesellshaft

Deutsche Asset Management International GmbH

Deutsche Investment Management Americas

DWS Investments S.A., Luxembourg

RREEF America, L.L.C.

(f)	[ ]	An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

(g)	[ ]	parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	[X]	A non-U.S. institution in accordance with Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

(k)	[ ]	Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.	Ownership.

(a)	Amount beneficially owned:

The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

(b)	Percent of class:

The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

(a)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

(ii)	shared power to vote or to direct the vote:

The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

(iii)	sole power to dispose or to direct the disposition of:

The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

(iv)	shared power to dispose or to direct the disposition of:

The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Subsidiary                                                                                        Item 3 Classification

Deutsche Asset Management Australia Ltd                              Investment Advisor

Deutsche Bank Trust Company Americas                                  Bank

Deutsche Asset Management Investmentgesellshaft              Investment Advisor

Deutsche Asset Management International GmbH                   Investment Advisor

Deutsche Investment Management Americas                            Investment Advisor

DWS Investments S.A., Luxembourg                                           Investment Advisor

RREEF America, L.L.C.                                                                    Investment Advisor

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Bank AG
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

By:	/s/ Cesar A. Coy
Name:	Cesar A. Coy
Title:	Assistant Vice President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Asset Management Australia Ltd
By:	/s/ Anne Gardiner
Name:	Anne Gardiner
Title:	Director

By:	/s/ Michael Thomas
Name:	Michael Thomas
Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Bank Trust Company Americas
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Asset Management Investmentgesellshaft
By:	/s/ Susan Seidel
Name:	Susan Seidel
Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Asset Management International GmbH
By:	/s/ Christian Dargatz
Name:	Christian Dargatz
Title:	Director

By:	/s/ Jack Sturmhoefel
Name:	Jack Sturmhoefel
Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

Deutsche Investment Management Americas
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

DWS Investments S.A., Luxembourg
By:	/s/ Christian Dargatz
Name:	Christian Dargatz
Title:	Director

By:	/s/ Jack Sturmhoefel
Name:	Jack Sturmhoefel
Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2010

RREEF America, L.L.C.
By:	/s/ Amy Persohn
Name:	Amy Persohn
Title:	Director